Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Home Federal Bancorp, Inc. of Louisiana
Home Federal Mutual Holding Company of Louisiana
We consent to the use of our report dated August 18, 2010, included herein and the reference to our firm under the headings of “Experts” in the prospectus of Home Federal Bancorp, Inc. of Louisiana, which is a part of Amendment No. 2 to the Registration Statement on Form S-1 for Home Federal Bancorp, Inc. of Louisiana and a part of Amendment No. 2 to the Form AC for Home Federal Mutual Holding Company of Louisiana.
/s/ LaPorte, Sehrt, Romig and Hand
A Professional Accounting Corporation
Metairie, Louisiana
October 27, 2010